Exhibit 10.37

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Dear ________:

On behalf of the Board of Directors it is with great pleasure I am able to offer you a seat on the Board of Directors of Surge Global Energy, Inc. As a board member you will be required to attend at least eight meetings per year and travel to Calgary, Canada and attend the annual meeting in San Diego, CA at least one time per year with the remaining board meetings to be held at the corporate office.

As a Board of Director the company will pay you $18,000 per year plus all expenses to attend the meetings along with the issuance of 400,000 common stock options with a vesting over 12 months at the rate of 1/12th per month with the exercise price at $.50 per share.

We are very pleased to offer you a seat on our board and we are confident that you will make a superb addition to Surge Global Energy. If you have any questions, please call me at any time.

Sincerely,	Accepted by: _____________________
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David Perez, CEO& Chairman	Dated: __________________________